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                                                                   Exhibit 10.33

                           EXCLUSIVE LICENSE AGREEMENT


         THIS AGREEMENT made and entered into by and between IOWA STATE UNIVERSITY RESEARCH FOUNDATION, INC., a nonprofit corporation of the state of Iowa, having its principal office at Iowa State University, 310 Lab of Mechanics, Ames, Iowa 50011, (hereinafter called "ISURF"), and eMERGE Interactive, Inc., a corporation of the State of Florida , having its principal office at 10315 102nd Terrace, Sebastian, Florida 32958, (hereinafter called "LICENSEE").

The effective date of this Agreement is the last date of signature below.

                                    RECITALS

         WHEREAS, ISURF is Owner by assignment from Jacob Petrich and his associate(s) of their Patent Rights (as later defined herein), in ISURF Intellectual Property Disclosure and Record Docket Number 02314 and is titled "Method and System for Detecting Fecal and Ingesta Contamination on the Carcasses of Meat Animals During and After Slaughter Using Visible Light" (hereinafter "Invention") ; and

         WHEREAS, ISURF has right to certain technical data and information ("Technology" as hereinafter defined); and

         WHEREAS, LICENSEE has entered into a Cooperative Research and Development Agreement (CRADA) with the United States Department of Agriculture/Agricultural Research Service (USDA/ARS;) to develop a prototype instrument embodying Invention; and

         WHEREAS, ISURF desires to have Invention, Technology and Patent Rights utilized in the public interest and is willing to grant a license thereunder; and

         WHEREAS, Invention, Technology, and Patent Rights are jointly owned with USDA and subject to a joint ownership agreement under which ISURF has the right to exclusively license Invention, Technology and Patent Rights; and

         WHEREAS, LICENSEE has represented to ISURF, to induce ISURF to enter into this Agreement, that LICENSEE is experienced in the development, production, manufacture, marketing and sale of products comparable to the Licensed Products (as later defined herein) and/or the use of the Licensed Process(es) (as later defined herein) and that it shall commit itself to a thorough, vigorous, commercially reasonable and diligent program of exploiting the Patent Rights, Invention, and Technology so that public utilization shall result therefrom; and
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         WHEREAS, LICENSEE desires to obtain a license in order to practice the above referenced invention covered by Patent Rights, Invention and the Technology in the Territory, and to manufacture, use and sell in the commercial market the products made in accordance therewith; and

         WHEREAS, ISURF is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises the parties hereto agree as follows:

                                 I. DEFINITIONS

         As used in this Agreement, the following words and phrases shall have the meanings ascribed to them in this section.

1.1 AFFILIATED COMPANY: Any company (1) in which LICENSEE has a controlling interest or (2) is under common control with LICENSEE by third party.

1.2      FIELD: meat and carcass inspection.

1.3 LICENSED PRODUCTS: Any product or part thereof which utilizes Technology or Invention and/or is covered in whole or in part by an issued, unexpired claim or a pending claim contained in Patent Rights or products made in accordance with or by means of Licensed Processes.

1.4 LICENSED PROCESSES: Any process which, but for the rights granted in this Agreement would infringe one or more of an issued, unexpired, or pending claim contained in the Patent Rights.

1.5 NET SALES: The amount billed or invoiced on sales of Licensed Products or products made with the use of Licensed Processes, whether in the form of rentals, leases, royalties, sales price, or otherwise, including all amounts paid for installation, maintenance and service, less:

         a)       Customary trade, quantity or cash discounts;

         b)       Amounts repaid or credited by reason of rejection or return;
                  and/or

         c) To the extent separately stated on purchase orders, invoices or other documents of sale, shipping charges, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE.


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         Licensed Product given away, or transferred by any other method without charge or at a reduced rate, without prior consent of ISURF, will be considered sold at the average price at which LICENSEE, Affiliated Company, or sublicensee sells the Licensed Product. Licensed Products distributed without charge with prior consent of ISURF will not be considered sold.

1.6 PATENT RIGHTS: All present and future United States patent applications, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in Invention, patents issuing thereon or reissues thereof; and any and all foreign patents and patent applications corresponding thereto; which will be automatically incorporated in and added to the Agreement.

1.7      TERRITORY: worldwide.

1.8 TECHNOLOGY: Existing technical data and information provided to LICENSEE and pertaining to ISURF Docket No. 2314 or Patent Rights.

1.9      TERM.  as defined in Section 8.1

1.10 EXCLUSIVE LICENSE: A license under which ISURF shall not grant further licenses to a third party to use Technology and Patent Rights in the Field and within the Territory, subject to 2.6 and 2.7.

                                    II. GRANT

2.1 EXCLUSIVITY: ISURF hereby grants and LICENSEE hereby accepts subject to the terms and conditions hereof, an Exclusive License, in the Field and within the Territory, and to the extent not prohibited by other patents not owned by: ISURF, to make and have made, to use, sell, offer to sell, and import Licensed Products and products made with the use of Licensed Processes and to use Licensed Processes during the Term of this Agreement.

2.2 US MANUFACTURE: LICENSEE agrees that Licensed Products sold in the United States shall be manufactured substantially in the United States.

2.3 REASONABLE EFFORTS: LICENSEE shall use reasonable efforts to effect introduction of the Licensed Products into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment, thereafter, until the expiration of this Agreement, LICENSEE shall make reasonable efforts to keep Licensed Products reasonably available to the public within the Territory.



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2.4      SUBLICENSE: LICENSEE shall have the right to sublicense for use any or all of the rights and privileges granted to LICENSEE in this Agreement subject to the following:

         a) LICENSEE agrees that any such sublicense will contain provisions which obligate the sublicensee to LICENSEE to at least the same extent that LICENSEE is obligated to ISURF under this Agreement;

         b) LICENSEE agrees that any such sublicense will not be transferable except to ISURF or LICENSEE;

         c) LICENSEE agrees to inform ISURF of every fully executed sublicense involving the Patent Rights and to provide a copy of each such sublicense to ISURF upon the latter's request; and

         d) LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of ISURF.

         e) In the event that after five (5) years from the Effective Date of the Agreement, LICENSEE is unable or has no firm business plan to introduce Licensed Product(s) into any region of the exclusive Territory for use within the Field where ISURF can demonstrate a genuine need for a Licensed Product exists and LICENSEE is unwilling to grant sublicenses to third parties which may reasonably satisfy such a need, ISURF may directly license such third parties to use Patent Rights and Technology only in said region of the Territory and for said specific use and will provide LICENSEE with the names of any third party it intends to license within twenty (20) days of signing a license with such third party. ISURF shall not license such third parties under terms more favorable than those granted to LICENSEE.

2.5 RESEARCH AND PUBLICATION RIGHTS: ISURF retains rights to make and to use and to grant non-exclusive licenses to make and to use for research purposes only and to publish on the subject matter described in Patent Rights and Technology.

2.6 SPONSOR RIGHTS: The granting and acceptance of this Agreement is subject to ISURF's obligations under federal research funding subject to United States Public Law 96-517, and Public Law 98-620, as amended, wherein the US Federal Government has a royalty-free license to practice, the inventions which are the subject of this License Agreement. Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620 shall be subject to modification as may be required to conform to the provisions of that statute.



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                               III. CONSIDERATIONS

3.1 LICENSE FEE AND ROYALTY: In consideration for the license granted to it hereunder, LICENSEE will pay to ISURF:

         a) a non-refundable license issue fee in the sum of $10,000.00 upon execution of this Agreement.

         b) during the term of this Agreement a royalty of six percent (6%) of Net Sales of all Licensed Products used or sold by and/or for LICENSEE, its Affiliated Companies, and its sublicensees.

         c) in the case of sublicenses, LICENSEE shall also pay to ISURF fifty percent (50%) of non-royalty sublicense income (e.g., license issue fees, license maintenance fees, etc.).

3.2      Licensed Product will be considered sold when billed out or invoiced.

3.3 On sales between LICENSEE and its Affiliated Companies or sublicensees for resale, the royalty shall be paid on the resale.

3.4 MINIMUM ROYALTIES: ISURF shall have the right to terminate this license in the event that LICENSEE does not pay to ISURF the following nonrefundable minimum royalties which are creditable against running royalties:

         December 31 of 2000                                      $1000.00
         December 31 of 2001                                      $3000.00
         December 31 of 2002                                      $5000.00
         and each year thereafter.

3.5 This duty to pay royalties under 3.1 shall expire with the last-to-expire Patent Rights on a country by country basis. If no Patent Rights exist in a country, this duty to pay royalties shall expire 10 years after the first commercial sale in that country.

3.6 In the event that LICENSEE develops a combination product(s), which shall mean a product sold by LICENSEE, its Affiliated Company(ies), or Sublicensees, that contains a Licensed Product plus other non-Licensed Product component(s) that (i) can be sold separately by LICENSEE without infringing, contributing to the infringement of, or dependent upon Patent Rights; and (ii) adds value to the final product being sold by the LICENSEE, ISURF will consider renegotiating royalties for the combination product(s).



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                    IV. ROYALTY PAYMENT, REPORTS, AND RECORDS

4.1 FIRST SALE AND PRODUCT NAMES: LICENSEE shall report to ISURF the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country where products are sold within thirty (30) days of occurrence. LICENSEE shall report to ISURF the specific product name(s) or trade name(s) of each and every product(s) sold by LICENSEE using licensed Invention and/or Technology.

4.2 SEMI-ANNUAL REPORTS: LICENSEE, within sixty (60) days after June 30, and December 31, of each year, shall deliver to ISURF true and accurate reports, giving such particulars of the business conducted by LICENSEE, its Affiliated Companies, and its sublicensees during the preceding six month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following;

         a) number of Licensed Products manufactured and sold by LICENSEE, its Affiliated Companies, and all sublicensees;

         b) total billings for Licensed Products sold by LICENSEE, its Affiliated Companies, and all sublicensees;

         c) accounting for all Licensed Processes and Technology used or sold by LICENSEE, its Affiliated Companies, and all sublicensees;

         d)       deductions applicable as provided in Paragraph (1.5);

         e)       total royalties due;

         f)       names and addresses of all sublicensees of LICENSEE; and

         g)       if no royalties are due, LICENSEE shall so report.

4.3 MINIMUMS: If royalties for any calendar year do not meet or exceed the minimum royalties established in Section 3.4, LICENSEE shall include the balance of the minimum royalty with the payment for the period ending December 31.

4.4 ROYALTY PAYMENT: Simultaneously with the delivery of each such accounting, LICENSEE shall make disbursements in United States currency, drawn on a United States bank, of the royalties due for the period covered by such report. Conversion of foreign currency to US dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street journal) on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges.



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4.5      LATE PAYMENT: Late payments shall be subject to an interest charge of one and one-half percent (1.50 %) per month.

4.6 RECORDS: LICENSEE shall keep, and shall require its Affiliated Companies and sublicensees to keep, accurate and correct records of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due hereunder to ISURF. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of ISURF by ISURF's Internal Audit department or by a Certified Public Accountant selected by ISURF for the sole purpose of verifying reports and payments hereunder. Such accountant shall not disclose to ISURF any information other than information relating to accuracy of reports and payments made under this Agreement.

         In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to ISURF had the LICENSEE reported correctly, plus interest.

4.7 Financial Statement: On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, upon request by ISURF LICENSEE shall provide ISURF with LICENSEE's certified financial statements for the preceding fiscal year including, at minimum, a Balance Sheet and an Operating Statement.

4.8 Confidentiality: All such reports shall be maintained in confidence by ISURF, except as required by law, including Public Law 96-517 and 98-620.

                      V. PATENT PROSECUTION AND MAINTENANCE

5.1 PATENT PROSECUTION & REIMBURSEMENT OF EXPENSES: USDA/ARS shall take responsibility for the preparation, filing, prosecution and maintenance of any and all future patent applications and patents included in Patent Rights.

         LICENSEE shall reimburse ISURF for all patent prosecution and maintenance costs of the Patent Rights, which are reported to it by USDA/ARS, plus a 15% administration fee, whether such fees and costs were incurred before or after the date of this Agreement. Amounts will be payable 30 days from date of ISURF's invoice. In country(ies) where LICENSEE elects not to reimburse ISURF for such fees and costs, LICENSEE shall have no residual license or patent rights to Invention in said country(ies).



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                                VI. INFRINGEMENT

6.1 NOTIFICATION: LICENSEE shall inform ISURF promptly in writing upon learning of any alleged infringement of the Patent rights by a third Party and of any available evidence thereof.

6.2 ENFORCEMENT BY ISURF: During the term of this Agreement, ISURF shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, LICENSEE hereby agrees that ISURF may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by ISURF shall be borne by ISURF and ISURF shall keep any recovery or damages for past infringement derived therefrom.

6.3 ENFORCEMENT BY LICENSEE: If within six(6) months after having been notified of any alleged infringement, ISURF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if ISURF shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer (in the Territory for the Field), then, and in those events only, LICENSEE shall have the right, but not be obligated, to prosecute at its own expense any infringement of the Patent Rights (in the Territory for the Field), and LICENSEE may, for such purposes, use the name of ISURF as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains effective. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of ISURF, such consent shall not unreasonably be withheld. LICENSEE shall indemnify ISURF against any order for costs that may be made against ISURF in such proceedings.

6.4 EXPENSE AND RECOVERY: In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise thereafter due ISURF under Article IV hereunder and apply the same toward reimbursement of up to half of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of ISURF for any payments under Article IV past due or withheld and applied pursuant to this Article VI. The balance remaining from any such recovery shall be divided equally between LICENSEE and ISURF.

6.5 DEFENSE OF INVALIDITY OF PATENT RIGHTS: In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against LICENSEE, ISURF, at its option, shall have the right, within thirty (30) days


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         after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

6.6 COOPERATION: In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent practicable, have its employees testify when requested and make available relevant record, papers, information, samples, specimens, and the like.

6.7 SUBLICENSE: LICENSEE during the exclusive period of the Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense to tiny alleged infringer (in the Territory for the Field) for future use of the Patent Rights. Any up-front fees as part of such a sublicense shall be shared equally between LICENSEE and ISURF; other royalties shall be treated per Article IV.

                       VII. INDEMNIFICATION AND WARRANTEES

7.1 INDEMNIFICATION: LICENSEE shall at all times during the term of this Agreement indemnify, defend and hold ISURF, its trustees, officers, employees and affiliates, and USDA/ARS harmless against all claims, proceedings, demands, liabilities and expenses arising out of any damage or injury to property or person and resulting from the

         a) production, manufacture, sale, distribution, use, lease, consumption or advertisement of the Licensed Products, any Licensed Processes, and/or other products incorporating or made using Technology, or

         b) the utilization of any Technology or Patent Rights granted hereunder, by LICENSEE, its sublicensees, customers or distributors of LICENSEE or its sublicensees, or other users of Licensed Products, Licensed Processes and/or other products incorporating or made using Technology.

7.2 INSURANCE: LICENSEE shall maintain reasonable levels of product liability insurance as soon as it has commercialized Licensed Products, Licensed Processes, or any other product incorporating or made using Technology. ISURF has the right to require such insurance certificates to be made available for ISURF's inspection.

7.3      DISCLAIMER OF DAMAGES:

         a) ISURF and USDA/ARS shall not be liable to LICENSEE or its sublicensees for any direct, indirect, special, incidental, exemplary, consequential or any other damages arising from utilization of the Technology or Patent Rights granted hereunder by LICENSEE or its sublicensees.



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         b)       ISURF and USDA/ARS shall not be liable to LICENSEE, or its sublicensees, customers or distributors of LICENSEE or its sublicensees, or end users, for any direct, indirect, special, incidental, exemplary, consequential or any other damages arising from such parties' production manufacture, sale, distribution, use, lease, consumption or advertisement of Licensed Products, any Licensed Processes, or other products incorporating or made using Technology.

7.4 AUTHORIZATION TO CONTRACT AND DISCLAIMER OF WARRANTY: ISURF and USDA/ARS represent and warrant that Iowa State University and USDA/ARS inventor(s) have assigned to ISURF his/her(their) entire right, title and interest in the patent applications or patents comprising the Patent Rights and that ISURF has the authority to issue licenses under said Patent Rights. ISURF does not warrant the validity or enforceability of the Patent Right, pending or issued now or in the future, licensed hereunder and makes no representations or warranties whatsoever with regard to the scope of the Patent Rights or Technology, or that such Patent Rights or Technology may be exploited by LICENSEE, an Affiliated Company, or sublicensee without infringing other patents. Nothing in this Agreement shall be construed as a representation made or warranty given by ISURF that the practice by LICENSEE, an Affiliated Company or sublicensee of the license granted hereunder will not infringe the patent rights of a third party.

         EXCEPT AS OTHERWISE MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND PATENT RIGHTS ARE LICENSED "AS IS" WITHOUT ANY EXPRESSED OR IMPLIED WARRANTIES WHATSOEVER. ISURF EXPRESSLY DISCLAIMS IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE TECHNOLOGY AND PATENT RIGHTS. ISURF MAKES NO REPRESENTATION WHATSOEVER THAT THE TECHNOLOGY IS ERROR FREE.

                           VIII. TERM AND TERMINATION

8.1 TERM: Unless terminated earlier as provided herein, the Term of this Agreement shall commence on the Effective Date and expire on expiration of the last duty to pay royalties under 3.5.

8.2 TERMINATION BY ISURF: ISURF shall have the right and option of terminating this Agreement upon written notice to LICENSEE in the following events: If LICENSEE

         a) fails to make any payment whatsoever due and payable to ISURF hereunder, ISURF shall have the right to terminate this Agreement effective on forty-five (45) days' notice, unless LICENSEE shall make all such payments to ISURF plus interest within said period. Upon the expiration of the forty-five (45) day period, if LICENSEE shall not have made all such payments to ISURF, the rights, privileges and license granted hereunder shall automatically terminate; or


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         b)       shall be in default in the performance of any obligations
                  under this Agreement (other than as provided in 8.2 (a) above which shall take precedence over any other default), and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, the nature of which is contained in said notice, ISURF may terminate this Agreement immediately by written notice, or

         c) is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy Is filed in any court of competent jurisdiction, or LICENSEE shall make or execute an assignment for the benefit of creditors, ISURF shall then have the right and option to terminate this Agreement and the rights and obligations hereunder forthwith by notice in writing to LICENSEE.

8.3 TERMINATION BY LICENSEE: LICENSEE shall have the right to terminate this Agreement at anytime upon a ninety (90) day written notice to ISURF.

8.4 TERMINATION OF SUBLICENSES: Any sublicenses granted by LICENSEE under this Agreement shall provide for termination or assignment to ISURF, at the option of ISURF, of LICENSEE's interest therein upon termination of this agreement.

8.5 ROYALTIES AT TERMINATION: Any termination of this Agreement and the rights and obligations hereunder shall not release LICENSEE from the payment of any earned royalties accrued or expense reimbursement accrued and unpaid up to the date of such termination. Upon termination a final report shall be submitted and any royalty payments and unreimbursed patent expenses due ISURF become immediately payable.

8.6 OBLIGATIONS CONTINUE: Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

                   IX. ADVERTISING AND LICENSING RESTRICTIONS

9.1 Advertising and Public Announcements: LICENSEE shall not use or publish or circulate any printed advertising matter containing a reference to Iowa State University or USDA/ARS or the names of personnel either of Iowa State University, USDA/ARS or of ISURF. Advertising material which identifies publications, by citations in customary form, shall not, however, be deemed to contain such a reference to Iowa State University, USDA/ARS, ISURF, or personnel of Iowa State University, USDA/ARS or ISURF. Authorization is hereby given to LICENSEE in connection with Licensed Product to state in advertising matter that the Licensed Product is exclusively licensed from ISURF, or that the licensed Invention was developed by inventors at Iowa State University.



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         ISURF retains the right to disclose to the public the transfer of this technology and the existence of this license with the LICENSEE.

9.2 ISU PUBLICATIONS: LICENSEE is authorized to use complete reprints of publications by Iowa State University, relating to the Invention, Technology, or Patent Rights.

9.3 ISURF REVIEW: LICENSEE agrees to send copies of all such advertising matter to ISURF immediately after first publication.

                               X. CONFIDENTIALITY

10.1 CONFIDENTIAL INFORMATION: LICENSEE hereby agrees not to disclose to third parties information which relates to the Invention, Technology, Patent Rights, which information is not yet published in an issued patent. LICENSEE agrees to take the same degree of care as it does with its own confidential information to maintain the information secret and confidential and not to use the same except to the extent that:

         a) information at the time it was disclosed by ISURF was in the general public knowledge;

         b) information after being disclosed by ISURF is published or otherwise disseminated to the public other than through LICENSEE's unauthorized disclosures;

         c) information can be shown to have been in LICENSEE's possession by documentation existing at the time the information was disclosed by ISURF,

         d) information can be shown by documentation to have been received in good faith by LICENSEE independently from a third party; and

         e) information can be shown by documentation to have been independently developed by LICENSEE.

         LICENSEE also agrees to exercise all reasonable precautions to prevent the use of data, research, findings and/or concepts in ongoing and future research and business developments, and to use the information only for the purpose stated in this Agreement.

         In any dispute with respect to the exceptions in subparagraphs a) through e), the burden of proof will be on LICENSEE and such proof shall be by clear and convincing evidence.

                                   XI. GENERAL



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11.1     GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

11.2 COMPLIANCE WITH LAW: LICENSEE agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its Affiliated Companies or sublicensees, and that it will defend and hold ISURF harmless in the event of any legal action of any nature occasioned by such violation.

11.3 ASSIGNMENT: This agreement may not be assigned. In the event of successors in interest to LICENSEE'S business, through merger or asset purchase for example, ISURF agrees to consider making appropriate and necessary amendments to this provision.

11.4 ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements with respect to the subject matter thereof.

11.5 NOTICES: Any notice required or permitted to be given under this Agreement shall be deemed to have been sufficiently given if a written notice is mailed by certified mail, postage prepaid, addressed to the party to be notified at its address as may later be furnished in writing to the notified party, and providing that the party to be notified is also promptly advised by telephone of the sending and content of said written notice. Completion of these steps constitutes receipt of notice, upon which time said notice is effective.

11.6 MODIFICATION: Any modification of this agreement to be effective must be in writing and signed by both parties.


                      (THIS SPACE INTENTIONALLY LEFT BLANK)








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11.7     SEVERABILITY: If one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provisions in a valid enforceable manner.

11.8 MARKING: LICENSEE agrees to mark all Licensed Products sold in all countries with all applicable patent numbers and other marks in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.


IOWA STATE UNIVERSITY
RESEARCH FOUNDATION, INC.


                                      Date
---------------------------------------------------------
Kenneth Kirkland, Ph. D,
Executive Director

eMERGE INTERACTIVE, INC.

                                      Date    8/3/99
---------------------------------------------------------
[signature of an authorized officer]

Printed Name: T. Michael Janney


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